Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement, dated as of November 17, 2009 (this “Amendment”), is between Jarden Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (as successor rights agent to National City Bank), a Delaware corporation (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Rights Agent and the Company are parties to that certain Rights Agreement, dated as of November 19, 2008 (the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect, without the approval of any holders of Rights, during such time as the Rights are redeemable;

WHEREAS, the Rights are currently redeemable;

WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement in certain respects; and

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 27 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Rights Agent hereby agree as follows:

Section 1. Certain Definitions. Capitalized terms used in this Amendment but not otherwise defined shall have the meanings given to such terms in the Rights Agreement.

Section 2. Amendments. Section 7(a) of the Rights Agreement is hereby deleted and replaced in its entirety with the following paragraph:

“Section 7. Exercise of Rights: Purchase Price; Final Expiration Date of Rights.

(a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the Close of Business on November 18, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

Section 3. Remaining Terms. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. Notwithstanding the foregoing, the Rights Agent and the Company acknowledge and agree that upon the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.

Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 6. Descriptive Headings; References. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

JARDEN CORPORATION

By:	/s/ John E. Capps
	Name:	John E. Capps
	Title:	Senior Vice President, General Counsel and Secretary

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Keille Gwinn
	Name:	Keille Gwinn
	Title:	Vice President